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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                        Willis Group Holdings, Limited
--------------------------------------------------------------------------------
                               (Name of Issuer)


                  Common Stock, Par Value $0.000115 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  G96655 10 8
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. G96655 10 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     PROFIT SHARING (OVERSEAS), LIMITED PARTNERSHIP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Alberta, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           35,543,328
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         35,543,328
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     35,543,328
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     23.38%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G96655 10 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     KKR ASSOCIATES 1996 FUND (OVERSEAS), LIMITED PARTNERSHIP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Alberta, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           35,543,328
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         35,543,328
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     35,543,328
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     23.38%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G96655 10 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     KKR ASSOCIATES II (1996), LIMITED PARTNERSHIP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           35,543,328
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         35,543,328
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     35,543,328
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     23.38%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

CUSIP No. G96655 10 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     KKR 1996 OVERSEAS, LIMITED
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           35,543,328
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         35,543,328
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     35,543,328
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     23.38%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


     PN
________________________________________________________________________________

Item 1.

     (a)   NAME OF ISSUER

           Willis Group Holdings Limited

     (b)   ADDRESS of ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           Ten Trinity Square, London EC3P 3AX, England

Item 2.

     (a)   Name of Persons Filing

           Profit Sharing (Overseas), Limited Partnership
           KKR 1996 Fund (Overseas), Limited Partnership
           KKR Associates II (1996), Limited Partnership
           KKR 1996 Overseas, Limited

     (b)   Address of Principal Business Office, or if none, Residence

           KKR Overseas, Limited
           Ugland House
           P.O. Box 309
           George Town, Grand Cayman
           Cayman Islands

     (c)   Citizenship

           Alberta, Canada:  Profit Sharing (Overseas), Limited Partnership
                             KKR 1996 Fund (Overseas), Limited Partnership

           Cayman Islands:   KKR Associates II (1996), Limited Partnership
                             KKR 1996 Overseas, Limited

     (d)   Title of Class of Securities

           Common Stock, par value $0.000115

     (e)   CUSIP Number

           G96655 10 8


Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act
               (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(G);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with s.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Shares shown as beneficially owned by KKR 1996 Overseas, Limited are owned of record by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership. Messrs. Henry R. Kravis, George R. Roberts, Robert I. McDonnell, Paul Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward Gilhuly, Perry Golkin, Scott M. Stuart, Todd A. Fisher, Johannes P. Huth, Alex Navab, Jr. and Neil A. Richardson, as members of KKR 1996 Overseas, Limited, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 Overseas, Limited but disclaim such beneficial ownership. Scott C. Nuttall is a director and executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Nuttall is also a limited partner of KKR Associates II
          (1996), Limited Partnership. Mr. Nuttall disclaims beneficial ownership of any of our shares beneficially owned by Kohlberg Kravis Roberts & Co., L.P. and KKR Associates II (1996), Limited Partnership. The amounts owned by Messrs. Golkin, Fisher and Nuttall include 34,000, 8,000 and 3,000 respectively.

     (b)  Percent of class:

          See Item 11 of each cover page, which is based upon Item 5 of each cover page. See Item 4(a)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                See Item 5 of each cover page.

          (ii)  Shared power to vote or to direct the vote:

                See Item 6 of each cover page.

          (iii) Sole power to dispose or to direct the disposition of:

                See Item 7 of each cover page.

          (iv)  Shared power to dispose or to direct the disposition of:

                See Item 8 of each cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certifications

         Not applicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       PROFIT SHARING (OVERSEAS), LIMITED
                                       PARTNERSHIP

                                       By:   KKR 1996 (Overseas), Limited
                                             Partnership, its general partner

                                       By:   KKR Associates II (1996), Limited
                                             Partnership, its general partner

                                       By:   KKR Overseas, Limited, its
                                             general partner


                                       By:   /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:   William J. Janetschek
                                             Title:  Attorney-in-fact for
                                                     Perry Golkin


                                       KKR 1996 FUND (OVERSEAS), LIMITED
                                       PARTNERSHIP

                                       By:   KKR Associates II (1996), Limited
                                             Partnership, its general partner

                                       By:   KKR 1996 Overseas, Limited, its
                                             general partner


                                       By:   /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:   William J. Janetschek
                                             Title:  Attorney-in-fact for
                                                     Perry Golkin


                                       KKR ASSOCIATES II (1996), LIMITED
                                       PARTNERSHIP

                                       By:   KKR 1996 Overseas, Limited, its
                                             general partner


                                       By:   /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:   William J. Janetschek
                                             Title:  Attorney-in-fact for
                                                     Perry Golkin


                                       KKR 1996 OVERSEAS, LIMITED


                                       By:   /s/ William J. Janetschek
                                             -----------------------------------
                                             Name:   William J. Janetschek
                                             Title:  Attorney-in-fact for
                                                     Perry Golkin


January 14, 2004

                                   EXHIBITS

Exhibit 1  -  Joint Filing Agreement (already on file)

Exhibit 2  -  Power of Attorney (already on file)